Exhibit 10.1

[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY DRUGMAX, INC.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND

HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

PRIME WAREHOUSE SUPPLIER

AGREEMENT

This Agreement is made as of the 28th day of December, 2004, is by and between Familymeds, Inc., a Connecticut corporation, and Valley Drug Company South, a Louisiana corporation hereinafter collectively known as “Customer” and D&K Healthcare Resources, Inc. hereinafter known as “D&K”.

1.	Prime Warehouse Supplier. Subject to the terms and conditions hereof, D&K shall be the primary supplier of Products to Customer and Customer shall purchase Products primarily from D&K for all of Customer’s present and future locations, including, without limitation, the locations listed on Schedule A. As used herein, the term “Products” means prescription drugs, OTC, and other merchandise generally available from D&K. As used herein the terms “primary” and “primarily” when applied with respect to Customer means that Customer shall purchase from D & K (i) a minimum of ****************** each year calculated on a rolling twelve month basis of non-Customer warehoused Products from the stores described on Schedule A and (ii) at least *****% of its Products through D & K’s ***** generic program during every calendar quarter during the term hereof. D&K shall endeavor to supply all Products ordered by Customer hereunder.

2.	Stocking Requests. D&K agrees to stock all routinely ordered source contract items for the Locations. D&K will respond to all stocking requests on a timely basis. Upon receipt of a written request from Customer that includes NDC number, monthly usage, and an order to cover the first shipment, D&K will immediately initiate the stocking and ordering process. Products are usually in stock and available for shipment within one to three weeks of the original request date.

3.	Contract Administration. To accelerate the contract loading and manufacturer confirmation process, Customer shall provide D&K with the following contract information: NDC number, product description, negotiated price, effective dates, and vendor contract or reference number.

4.	Chargeback Denials by Manufacturers. D&K will make reasonable efforts to accurately maintain contract pricing agreements in its system including confirming both pricing and customer eligibility. If manufacturers deny chargeback claims to D&K, Customer shall upon receipt of invoice from D&K, pay to D&K the amount of the denied chargeback. Prior to such invoicing, D&K will make reasonable efforts to recover the denied chargeback from the manufacturer and D&K shall provide notice no later than the end of each calendar quarter to Customer of such denials.

5.	Orders and Deliveries. Orders may be placed weekdays until 6:00 P.M. local time for next business day delivery before 12:00 PM. Telephone and fax orders may be placed with the Customer Service Department weekdays until 5:00 P.M. local time for next business day delivery. Orders will be delivered in a sealed, returnable plastic tote individually labeled by store to the Customer’s warehouse facility. A signature may be required by the individual accepting the shipment to verify the number of cartons received.

6.	Freight Terms. Freight will be F.O.B. destination ***** on all regularly scheduled deliveries to Customer. D&K agrees to waive all daily minimum order requirements to qualify for prepaid freight. For special requests such as airfreight, express courier service, or bus shipments, D&K will ship prepaid and bill the freight charges on a separate invoice.

7.	Prime Warehouse supplier Services. D&K shall provide the following services to Customer.

A.	Customer Service Department: D&K’s customer service department is professionally staffed from 8:00 A.M. to 6:00 P.M. excluding weekends and holidays.

B.	Emergency Orders: D&K provides 24 hour, 7 day-a-week emergency delivery service in life-threatening situations. Customer will be provided with emergency telephone and pager numbers.

C.	Drop-Ship Service: D&K shall provide drop-ship service to Customer upon request. Manufacturers will typically call for authorization to bill through D&K and approval will be promptly given. Manufacturer drop-ship invoices will be promptly processed by D&K within two business days of receipt.

D.	Price Stickers: D&K offers multiple encoded price sticker formats for both Rx and OTC products. Information provided on the sticker is AWP, net landed price, quantity purchased, date purchased and the D&K item number.

E.	Shelf Labels. D&K will provide scannable shelf labels upon request.

F.	Material Safety Data Sheets: D&K will provide Material Safety Data Sheets (MSDS) upon request.

8.	Pricing and Payment Terms. The purchase prices and payment terms for Products supplied hereunder are set forth in the attached Schedule B. All prices quoted in this Agreement and all other obligations of D&K described herein are based on the agreement that Customer has designated, and will utilize, D&K as its Primary Warehouse supplier.

9.	Definitions of Cost. For this Agreement, the following definitions of costs will apply:

Individual Contracts: For Products purchased under a Customer negotiated contract, cost is defined to be ***********.

Net-Priced Items: *************.

Other Items: For the purpose of this Agreement, items not covered under buying group, individual contracts, or net-priced, cost is defined to be ********.

10.	Credits. Credit for returned goods will be processed within five days of receipt of the merchandise. Credit for billing errors or mispicks is processed immediately. A copy of the credit memo will be sent with Customer’s next order. Returns authorization requests may be transmitted electronically via Telxon at the Customer’s convenience.

11.	Return Goods Policy. D&K’s Return Goods Policy is attached hereto as Schedule C. D&K reserves the right to change such policy upon 30 days prior writeen notice to Customer.

12.	Medicare/Medicaid. Customer acknowledges that any discounts, rebates, or other payments to it hereunder on items reimbursable by Medicare or a state healthcare program such as Medicaid, may be reportable under applicable law by Customer to federal or state healthcare authorities respectively. Customer shall comply with all obligations to properly disclose and appropriately reflect discounts, rebates, and other payments in accordance with any applicable law and shall also comply with Section 1128(B) (b) of the Social Security Act and applicable regulations.

13.	Warranty. D&K makes no representation or warranty of merchantability, fitness for a particular purpose, or otherwise, expressed or implied, with respect to any products; and Customer acknowledges and agrees that any representations or warranties that relate to any products are made only by the manufacturer of such products. Customer acknowledges and agrees that its sole recourse for the breach of any such manufacturer’s representation and warranty is against the manufacturer.

14.	No Liability. Notwithstanding anything in this Agreement to the contrary, D&K shall have no liability for any special incidental, indirect or consequential damages, including, without limitation, loss of opportunity, revenue or profit, in connection with or arising out of this Agreement or D&K’s performance hereunder, even if such damages were foreseeable.

15.	Extension of Credit. D&K shall extend credit in an amount determined by D&K in its reasonable discretion subject to Customer furnishing evidence of financial responsibility, posting of security, and execution of a security agreement and other documents as D&K may require from time to time. Notwithstanding the foregoing, if at anytime, or from time to time, D&K believes that Customer’s ability to make payments hereunder is impaired or Customer’s financial condition has materially deteriorated, D&K may require additional security and may withhold deliveries until such security is received and may amend the payment terms hereunder. Customer agrees to abide by D&K’s standard credit terms and conditions. D&K shall provide advance notice to Customer of any change in its requirements as far in advance as commercially reasonable.

16.	Term and Termination.

16.1	The term of this Agreement will be for a period of two years, commencing as of the date first set forth above. This Agreement shall renew automatically thereafter for successive one year terms unless written non-renewal notice is provided by either party 30 days prior to the end of the initial term or any renewal term.

16.2	Notwithstanding the provisions of Section 16.1 hereof, either party may terminate this Agreement if the other party is in material breach of any of its obligations hereunder and fails to cure such breach within 90 days (15 days for failure to make payments when due) after receipt of notice of such breach; and D&K may terminate this Agreement at any time if Customer or its assets (whether voluntarily or involuntarily) become the subject of any bankruptcy or insolvency proceeding or if Customer makes an assignment for the benefit of its creditors.

16.3	If this Agreement is terminated by Customer pursuant to Section 16.2 hereof, Customer shall have no right to recover damages (whether characterized as consequential damages, punitive damages or otherwise) other than its actual damages.

17.	Delays. Notwithstanding any provision of this Agreement to the contrary, each party’s obligations under this Agreement (other than Customer’s payment obligations) will be excused if and to the extent that any delay or failure to perform such obligation is due to acts of nature, governmental actions, strikes or labor disputes or other causes or situations beyond the reasonable control of that party.

18.	Confidentiality. Each party agrees to maintain in confidence the terms and conditions herein, and disclose the contents of this agreement only to those of its employees who have a reasonable need to know of such information, except as otherwise agreed by the other party or as required by law.

19.	Taxes. Customer will pay, when due, any sales, use, excise, gross receipts or other federal, state or local taxes or other assessments (other than any tax based solely on the net income of D&K) and related interest and penalties that D&K is at any time obligated to pay or collect in connection with or arising out of the transactions, contemplated by this Agreement. If D&K pays any such amounts, which Customer is obligated to pay under this section, then Customer will promptly reimburse D&K in an amount equal to the amount so paid by D&K.

20.	Insurance. D&K will at all times during the term of this Agreement maintain product liability insurance at levels not less than $2 million, and will provide Customer with a certificate confirming such insurance coverage promptly following request for same. Such policies will include Customer as an additional named insured.

21.	Severability. The unenforceability or invalidity of any term or provision herein, or of any portion thereof, will not affect the validity of enforceability of any other term or provision, or portion thereof, herein contained.

22.	Assignment. Customer may not assign its interest in, or delegate its performance of its obligations under, this Agreement to any other person or party without D&K’s prior written consent except to a wholly owned subsidiary, parent or affiliate company, or in the event of a merger of Customer, but in any event the assignee must have comparable ability to pay and financial condition. D&K may delegate its performance and assign this Agreement in whole or in part except that Customer must consent to any assignment to ***************, which consent shall not be unreasonably withheld.

23.	Governing Law. This Agreement shall be construed and enforced under the law of the State of Delaware without regard to its conflict of laws principles.

24.	Notices. All notices under this Agreement shall be in writing and shall be deemed duly given on the date received, if personally delivered, sent by facsimile transmission, or by overnight courier, and addresses to the parties at the following addresses:

If to Customer to:	If to D&K to:

Familymeds, Inc.	D&K Healthcare Resources, Inc.
312 Farmington Avenue	8235 Forsyth Boulevard
Farmington, CT 06032	St. Louis, MO. 63105

FAX: (860) 676-2677	FAX: (314) 727-1943

Attention: Ed Mercadante President and CEO	Attention: Vice President and General Counsel

25.	Headings. The headings of this Agreement are used only as a matter of convenience, and in no way define limit, construe or describe the scope or intent of any section of this Agreement.

26.	Entire Agreement/Modification. This Agreement together with all Exhibits and attachments, as executed and accepted by the parties hereto, constitutes the entire understanding and agreement of the parties relating to the subject matter hereof, and all prior or contemporaneous negotiations between the parties with respect to the subject matter hereof are hereby deemed merged into and replaced by this Agreement. The terms hereof may not be waived, modified or amended in any way by conduct, custom or course of dealing, but solely by an instrument in writing duly signed by the party to be charged therewith.

In Witness whereof, the parties have caused this Agreement to be executed by their authorized representatives on the day and year first written above.

D&K Healthcare Resources, Inc.	Familymeds, Inc.

By:	By:
Name:	Name:	Edgardo A. Mercadante
Its:	Its:	President & Chief Executive Officer

Valley Drug Company South

By:
	Name:	Edgardo A. Mercadante
	Its:	President & Chief Executive Officer